EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Public Relations, (210) 283-2729
Tesoro Corporation Neutral on Tracinda Tender Offer
Adopts Stockholder Rights Plan
     SAN ANTONIO — November 21, 2007 — The Board of Directors of Tesoro Corporation (“Tesoro”) (NYSE: TSO) today announced that it will remain neutral and will not make any recommendation to the Company’s stockholders as to whether they should participate in the tender offer made by Tracinda Corporation on November 7, 2007. Tracinda’s offer provides for the cash purchase of up to 21,875,000 shares of the Company’s common stock (approximately 16 percent) at a price of $64 per share.
     “We have a long-standing value creation strategy in place, focused on operational excellence initiatives, system synergies, organic growth opportunities and growth by acquisition which has increased shareholder value 70 percent over the past year and more than 200 percent over the past three years,” said Bruce A. Smith, Tesoro Chairman, President and Chief Executive Officer. “As one of the largest independent refiners on the West Coast, we believe we are uniquely positioned to continue to deliver exceptional value to our shareholders.”
     Unless extended, Tracinda’s tender offer will expire on December 6, 2007, at 11:59 pm ET. Additional information regarding the Board’s determination on the tender offer, including a copy of Tesoro’s statement on Schedule 14D-9, will be made available at the Securities and Exchange Commission’s website, www.sec.gov.

Stockholder Rights Plan
     Tesoro’s Board of Directors also announced today that it has unanimously adopted a Stockholder Rights Plan. The rights plan is designed to reduce the likelihood that a potential acquirer would gain control of Tesoro by open market accumulation or other coercive takeover tactics without paying a premium for all of the Company’s shares. To implement the plan, Tesoro’s Board of Directors declared that each stockholder of record on December 3, 2007 will receive a dividend of one right for each outstanding share of Common Stock held.
     In addition to the customary provisions, the rights plan includes a number of features the Board considers shareholder friendly including a threshold for triggering exercise of the rights plan at 20 percent of the outstanding shares of Tesoro common stock; a three-year fixed term for the rights plan; and a provision requiring a committee of independent directors to assess annually whether the rights plan remains in the best interests of Tesoro’s stockholders. The rights plan also includes a provision that states that the rights plan will not be triggered by a “Qualifying Offer” if holders of at least 10 percent of the outstanding shares of Tesoro common stock request that a special meeting of stockholders be convened for the purposes of exempting such offer from the rights plan, and thereafter the stockholders vote at such meeting to exempt the “Qualifying Offer” from the rights plan (excluding, in each case, the shares held by the person making the “Qualifying Offer”).
     Based upon the information disclosed by Tracinda in its Schedule TO filed with the SEC, the rights plan will not be triggered by the successful completion of Tracinda’s announced tender offer, as the tender offer would result in Tracinda acquiring approximately 19.98 percent of the outstanding shares of Tesoro common stock as of November 19, 2007, after including the shares currently held by Tracinda.
     Details of the rights plan, including a copy of the rights plan, will be filed on November 21, 2007 with the SEC and will be accessible via the EDGAR database on the SEC’s web site at www.sec.gov.
     Tesoro’s Board of Directors has retained Lehman Brothers Inc. as its financial advisor and Fulbright & Jaworski, LLP, Simpson Thacher & Bartlett LLP, and Richards, Layton & Finger, PA as legal advisors.
About Tesoro Corporation
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 900 branded retail stations, of which more than 445 are company owned under the Tesoro®, Shell®, Mirastar® and USA Gasoline® brands.
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